News Release

2980 Fairview Park Drive, Suite 1400, Falls Church, VA 22042-4525

January 16, 2003	Contacts:	Paul Paquin	Tatiana Stead
		V.P., Investor Relations	Dir., Corporate Media
		703-205-1039	703-205-1070

Capital One Reports Record Earnings for 2002
Earnings Per Share Increased 35% Year Over Year

Falls Church, Va. (January 16, 2003) – Capital One Financial Corporation (NYSE: COF) today announced 35 percent earnings per share growth for 2002, driven by a 38 percent increase in year over year revenue and a relatively modest 13 percent increase in operating and marketing expense.

Earnings were $899.6 million, or $3.93 per share, in 2002 compared with earnings of $642.0 million, or $2.91 per share, in 2001. For the fourth quarter of 2002, earnings were $239.7 million, or $1.05 per share, compared with earnings of $177.7 million, or $.80 per share, for the fourth quarter 2001.

“We are pleased with the changes made to the recently issued FFIEC guidelines on credit card account management and loss allowance practices. We believe that our current practices comply with the guidelines and that these new guidelines should not have a material impact on our financial performance,” said Richard D. Fairbank, Capital One’s Chairman and Chief Executive Officer. “Additionally, based on the performance of our portfolio, we reaffirm our previous guidance on charge-offs in 2003, with a slightly improved outlook.”

Capital One’s managed loan balances increased by 32 percent, to $59.7 billion at December 31, 2002, from $45.3 billion at December 31, 2001. For the year, Capital One added 3.6 million net new accounts, bringing its total accounts to 47.4 million, making it one of the world’s largest consumer financial services franchises.

The managed net charge-off rate increased to 6.21 percent in the fourth quarter of 2002 from 4.96 percent in the previous quarter. The managed delinquency rate (30+ days) increased to 5.60 percent at December 31, 2002, compared with 5.36 percent at September 30, 2002. The increases in the charge-off rate and the delinquency rate were consistent with previous indications, and reflected the seasoning of subprime loans added to the portfolio in the fourth quarter of 2001 and early 2002, and the slower growth in the portfolio in the fourth quarter of 2002.

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The company now expects its managed charge-off rate to increase to the mid-to-high six percent range in the first quarter of 2003 and remain in this range in the second quarter of 2003. In the second half of 2003 the company now expects the charge-off rate to decline to the low-to-mid six percent range.

“Capital One’s 2002 earnings performance was achieved while increasing its allowance for loan losses by $880 million and spending approximately the same amount on marketing as last year,” said Nigel W. Morris, Capital One’s President and Chief Operating Officer. “We expect to grow earnings per share by 15 percent in 2003 as we shift upmarket and increase our marketing to take advantage of attractive opportunities.”

Capital One’s managed net revenue margin decreased to 16.11 percent, from 17.49 percent in the previous quarter. This decline primarily reflected the company’s previously announced strategy of shifting its new business mix further upmarket, which resulted in lower revenue on new business. The quarter-over-quarter revenue margin decline also reflected the absence of a one-time revenue boost in the third quarter due to the reclassification of recoveries in the financial statements. Also, Capital One recorded a $33.4 million write-down on some of its interest-only (I/O) strip assets. This expense was more than offset by $66.7 million in gains on sales of securities from its liquidity portfolio.

Marketing expenses increased to $210.8 million in the fourth quarter of 2002 from $185.8 million in the previous quarter, as Capital One increased its marketing to the prime and superprime business lines. Operating expenses per account decreased to $76.22 in the fourth quarter from $79.79 in the previous quarter, due to the absence of one-time operating expenses incurred in the third quarter of 2002.

The company also announced it sold approximately $500.0 million of superprime auto loans in the fourth quarter of 2002 and entered into an agreement to sell up to $900 million of subprime auto loans in 2003.

The company cautioned that its current expectations for future earnings, and future charge-off rate expectations, are forward looking statements and actual results could differ materially from current expectations due to a number of factors, including: competition in the credit card industry; the actual account and balance growth achieved by the company; the company’s ability to access the capital markets at attractive rates and terms to fund its operations and future growth; changes in regulation; and general economic conditions affecting consumer income and spending, which may affect consumer bankruptcies, defaults and charge-offs. A discussion of these and other factors can be found in Capital One’s annual and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One’s report on Form 10-K for the year ended December 31, 2001.

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Headquartered in Falls Church, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products. Capital One’s subsidiaries collectively had 47.4 million accounts and $59.7 billion in managed loans outstanding as of December 31, 2002. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

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Note: This release, financial information and a live Webcast of today’s 5:00pm (EDT) analyst conference call is accessible on the Internet on Capital One’s home page (http://www.capitalone.com). Choose “About Capital One” to access the Investor Center to view and download the earnings press release and other financial information.

CAPITAL ONE FINANCIAL CORPORATION (COF)
FINANCIAL & STATISTICAL SUMMARY

	2002	2002	2002	2002	2001
(in millions, except per share data and as noted)	Q4	Q3	Q2	Q1	Q4

Earnings (Managed Basis)
Net Interest Income	$1,442.2	$1,435.3	$1,234.3	$1,172.5	$1,021.7
Non-Interest Income	1,086.9	1,189.1	1,145.0	990.2	963.4

Total Revenue	2,529.1	2,624.4	2,379.3	2,162.7	1,985.1
Provision for Loan Losses	1,021.5	1,055.9	881.9	699.5	624.0
Marketing Expenses	210.8	185.8	320.4	353.5	301.2
Operating Expenses	910.2	965.2 (2)	833.2	806.4	773.4

Income Before Taxes	386.6	417.5	343.7	303.3	286.6
Tax Rate	38.0%	38.0%	38.0%	38.0%	38.0%
Net Income	$239.7	$258.8	$213.1	$188.0	$177.7

Common Share Statistics
Basic EPS	$1.08	$1.17	$0.97	$0.86	$0.83
Diluted EPS	$1.05	$1.13	$0.92	$0.83	$0.80
Dividends Per Share	$0.03	$0.03	$0.03	$0.03	$0.03
Book Value Per Share (period end)	$20.44	$19.55	$18.13	$16.69	$15.33
Stock Price Per Share (period end)	$29.72	$34.92	$61.05	$63.85	$53.95
Total Market Capitalization (period end)	$6,722.5	$7,744.2	$13,512.9	$14,079.3	$11,695.2
Shares Outstanding (period end)	226.2	221.8	221.3	220.5	216.8
Shares Used to Compute Basic EPS	221.8	220.6	220.0	217.5	214.7
Shares Used to Compute Diluted EPS	228.2	228.4	231.7	226.6	223.4

Managed Loan Statistics (period avg.)
Average Loans	$57,669	$55,350	$51,343	$46,688	$41,352
Average Earning Assets	$62,789	$60,016	$55,559	$50,538	$45,295
Average Assets	$67,037	$64,193	$59,989	$54,258	$48,906
Average Equity	$4,568	$4,418	$4,021	$3,572	$3,223
Net Interest Margin	9.19%	9.57%	8.89%	9.28%	9.02%
Revenue Margin	16.11%	17.49%	17.13%	17.12%	17.53%
Risk Adjusted Margin (1)	10.41%	12.92%	12.53%	12.78%	12.96%
Return on Average Assets (ROA)	1.43%	1.61%	1.42%	1.39%	1.45%
Return on Average Equity (ROE)	20.99%	23.43%	21.20%	21.06%	22.05%
Net Charge-Off Rate	6.21%	4.96%	4.98%	4.70%	5.01%
Net Charge-Offs	$895.5	$685.7	$639.4	$548.6	$517.5
Cost Per Account (in dollars)	$76.22	$79.79	$69.99	$71.33	$73.69

Managed Loan Statistics (period end)
Reported Loans	$27,854	$28,104	$24,965	$24,428	$20,921
Off-Balance Sheet Loans	31,893	28,779	28,243	24,136	24,343

Managed Loans	$59,747	$56,883	$53,208	$48,564	$45,264
Delinquency Rate (30+ days)	5.60%	5.36%	4.54%	4.80%	4.95%
Number of Accounts (000’s)	47,369	48,163	48,612	46,623	43,815
Total Assets	$69,205	$65,614	$62,022	$55,381	$52,506
Capital (3)	$5,440.4	$5,149.6	$4,823.6	$3,778.4	$3,422.2
Capital to Managed Assets Ratio	7.86%	7.85%	7.78%	6.82%	6.52%

(1) Risk adjusted margin is total revenue less net charge-offs as a percentage of average earning assets.
(2) Includes $110.0 million of one-time charges in Q3 2002.
(3) Includes preferred interests and mandatory convertible securities.

CAPITAL ONE FINANCIAL CORPORATION (COF)
FINANCIAL & STATISTICAL SUPPLEMENT

	2002	2002	2002	2002	2001
(in millions, except per share data and as noted)	Q4	Q3	Q2	Q1	Q4

Revenue & Expense Statistics
Net interest income growth (annualized)	2%	65%	21%	59%	25%
Non interest income growth (annualized)	(34)%	15%	63%	11%	42%
Revenue growth (annualized)	(15)%	41%	40%	36%	33%
Revenue margin (average loans)	17.54%	18.97%	18.54%	18.53%	19.20%
Risk adjusted margin (average loans)	11.33%	14.01%	13.55%	13.83%	14.20%
Ops cost as a % of revenues	35.99%	36.78%	35.02%	37.28%	38.96%
Ops cost as a % of average loans (annualized)	6.31%	6.98%	6.49%	6.91%	7.48%

Per Account Statistics
Net interest income per account (annualized)	$120.77	$118.65	$103.69	$103.72	$97.35
Non interest income per account (annualized)	$91.02	$98.30	$96.18	$87.59	$91.79
Revenue per account (annualized)	$211.79	$216.95	$199.87	$191.31	$189.15
Net income per account (annualized)	$20.07	$21.39	$17.90	$16.63	$16.93
Ops cost per account (annualized)	$76.22	$79.79	$69.99	$71.33	$73.69

Credit Quality Statistics
Allowance as a % of reported loans	6.18%	5.68%	4.95%	4.05%	4.02%
Allowance as a % of reported charge-offs (annualized)	102.94%	131.21%	103.29%	103.69%	90.05%
Provision as a % of managed charge-offs	114.07%	153.99%	137.92%	127.51%	120.57%

Growth Statistics
Average accounts (000’s)	47,766	48,388	47,618	45,219	41,980
Net new accounts per quarter (000’s)	(794)	(449)	1,989	2,808	3,670
% account growth Q over Q (annualized)	(7)%	(4)%	17%	26%	37%
% account growth Y over Y	8%	20%	27%	28%	30%
Net new loans	$2,864	$3,675	$4,644	$3,300	$6,775
% loan growth Q over Q (annualized)	20%	28%	38%	29%	70%
% loan growth Y over Y	32%	48%	51%	54%	53%

Balance Sheet Measures
% off-balance sheet securitizations	53%	51%	53%	50%	54%
% at introductory rate	10%	11%	12%	13%	12%

CAPITAL ONE FINANCIAL CORPORATION
Consolidated Balance Sheets
(in thousands)(unaudited)

	December 31	September 30	December 31
	2002	2002	2001

Assets:
Cash and due from banks	$277,509	$316,010	$355,680
Federal funds sold and resale agreements	373,828	304,782	19,802
Interest-bearing deposits at other banks	267,441	112,248	331,756

Cash and cash equivalents	918,778	733,040	707,238
Securities available for sale	4,423,677	4,290,441	3,115,891
Consumer loans	27,853,652	28,104,186	20,921,014
Less: Allowance for loan losses	(1,720,000)	(1,595,000)	(840,000)

Net loans	26,133,652	26,509,186	20,081,014
Accounts receivable from securitizations	3,096,827	2,584,528	2,452,548
Premises and equipment, net	770,326	789,726	759,683
Interest receivable	217,512	182,300	105,459
Other	1,821,608	1,820,749	962,214

Total assets	$37,382,380	$36,909,970	$28,184,047

Liabilities:
Interest-bearing deposits	$17,325,965	$16,885,553	$12,838,968
Senior notes	5,565,615	5,561,489	5,335,229
Other borrowings	6,365,075	6,638,560	3,995,528
Interest payable	236,081	214,220	188,160
Other	3,266,473	3,274,637	2,502,684

Total liabilities	32,759,209	32,574,459	24,860,569
Stockholders’ Equity:
Common stock	2,271	2,227	2,177
Paid-in capital, net	1,704,470	1,636,738	1,350,108
Retained earnings and cumulative other comprehensive income	2,951,382	2,731,498	2,006,163
Less: Treasury stock, at cost	(34,952)	(34,952)	(34,970)

Total stockholders’ equity	4,623,171	4,335,511	3,323,478

Total liabilities and stockholders’ equity	$37,382,380	$36,909,970	$28,184,047

CAPITAL ONE FINANCIAL CORPORATION
Consolidated Statements of Income
(in thousands, except per share data)(unaudited)

		Three Months Ended		Year Ended
	December 31	September 30	December 31	December 31	December 31
	2002	2002	2001	2002	2001

Interest Income:
Consumer loans, including fees	$1,031,675	$1,022,810	$758,665	$3,868,664	$2,729,519
Securities available for sale	50,283	45,965	38,980	184,407	138,188
Other	31,706	39,304	28,961	127,695	53,442

Total interest income	1,113,664	1,108,079	826,606	4,180,766	2,921,149

Interest Expense:
Deposits	215,144	215,470	176,619	811,889	640,470
Senior notes	108,474	110,464	96,135	422,529	357,495
Other Borrowings	59,014	59,716	42,084	227,236	173,042

Total interest expense	382,632	385,650	314,838	1,461,654	1,171,007

Net interest income	731,032	722,429	511,768	2,719,112	1,750,142
Provision for loan losses	543,758	674,111	339,641	2,149,328	1,120,457

Net interest income after provision for loan losses	187,274	48,318	172,127	569,784	629,685

Non-Interest Income:
Servicing and securitizations	645,740	815,267	635,848	2,805,501	2,441,144
Service charges and other customer-related fees	475,384	535,732	398,343	1,937,735	1,536,338
Interchange	94,095	118,203	114,571	447,747	379,797
Other	105,103	50,976	40,253	275,853	106,483

Total non-interest income	1,320,322	1,520,178	1,189,015	5,466,836	4,463,762

Non-Interest Expense:
Salaries and associate benefits	380,600	417,189	374,793	1,557,887	1,392,072
Marketing	210,847	185,795	301,160	1,070,624	1,082,979
Communications and data processing	106,149	106,128	86,810	406,071	327,743
Supplies and equipment	95,963	88,639	84,430	357,953	310,310
Occupancy	46,933	86,942	42,172	205,531	136,974
Other	280,528	266,327	185,202	987,515	807,949

Total non-interest expense	1,121,020	1,151,020	1,074,567	4,585,581	4,058,027

Income before income taxes	386,576	417,476	286,575	1,451,039	1,035,420
Income taxes	146,899	158,641	108,894	551,395	393,455

Net income	$239,677	$258,835	$177,681	$899,644	$641,965

Basic earnings per share	$1.08	$1.17	$0.83	$4.09	$3.06

Diluted earnings per share	$1.05	$1.13	$0.80	$3.93	$2.91

Dividends paid per share	$0.03	$0.03	$0.03	$0.11	$0.11

CAPITAL ONE FINANCIAL CORPORATION
Statements of Average Balances, Income and Expense, Yields and Rates
(dollars in thousands)(unaudited)

Managed(1)	Quarter Ended 12/31/02			Quarter Ended 9/30/02			Quarter Ended 12/31/01

	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

Earning assets:
Consumer loans	$57,669,078	$2,085,069	14.46%	$55,350,137	$2,081,399	15.04%	$41,352,084	$1,571,752	15.20%
Securities available for sale	4,571,735	50,283	4.40	3,877,119	45,965	4.74	3,187,417	38,980	4.89
Other	548,443	5,470	3.99	788,347	5,122	2.60	755,573	4,620	2.45

Total earning assets	$62,789,256	$2,140,822	13.64%	$60,015,603	$2,132,486	14.21%	$45,295,074	$1,615,352	14.27%

Interest-bearing liabilities:
Deposits	$17,076,822	$215,144	5.04%	$16,519,572	$215,470	5.22%	$12,237,144	$176,619	5.77%
Senior notes	5,563,574	108,474	7.80	5,718,548	110,464	7.73	3,495,732	42,084	4.82
Other borrowings	6,332,192	59,014	3.73	5,631,470	59,716	4.24	5,388,881	96,135	7.14
Securitization liability	29,840,224	315,968	4.24	28,740,188	311,562	4.34	21,926,552	278,797	5.09

Total interest-bearing liabilities	$58,812,812	$698,600	4.75%	$56,609,778	$697,212	4.93%	$43,048,309	$593,635	5.52%

Net interest spread			8.89%			9.28%			8.75%

Interest income to average earning assets			13.64%			14.21%			14.27%
Interest expense to average earning assets			4.45			4.64			5.25

Net interest margin			9.19%			9.57%			9.02%

(1)  The information in this table reflects the adjustment to add back the effect of securitized loans.